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                                                                    June 5, 1995



Mr. Emery H. White
23834 Village Blacksmith Road
San Antonio, Texas 78255

Dear Mr. White:

                 In connection with your entering into an employment agreement with Moore-Handley, Inc., a Delaware corporation (the "Company"), this will confirm that the Company will reimburse you for all reasonable moving expenses incurred or paid by you in connection with relocating from San Antonio, Texas to Birmingham, Alabama, upon presentation of expense statements or vouchers and such other information as the Company may require. In addition, the Company will reimburse you for any loss (defined as the excess of your cost basis over the sales proceeds, net of closing costs) you may sustain on resale of your principal residence in San Antonio, Texas up to an aggregate amount not to exceed $45,000, upon presentation of such evidence of your cost basis in such residence and the sales price obtained therefor, net of closing costs as the Company may require.


                                            Very truly yours,

                                            MOORE-HANDLEY, INC.


                                            By: /s/ William Riley
                                                -----------------------------
                                                Name:  William Riley
                                                Title:  Chairman of the Board